EXHIBIT 23.3

Consent Of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Carter Validus Mission Critical REIT, Inc. for the registration of 10,473,946 shares of its common stock and to the incorporation by reference therein of our report dated March 26, 2015, with respect to the consolidated financial statements and schedule of Carter Validus Mission Critical REIT, Inc. as of December 31, 2013 and for the two year period ended December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Certified Public Accountants

Tampa, Florida

November 25, 2015